The Mexico Fund, Inc. __________________________________________________ Monthly Summary Report | September 30, 2015

Description
The Mexico Fund, Inc. (the "Fund") is a non-diversified closed-end management investment company with the investment objective of long-term capital appreciation through investments in securities, primarily equity, listed on the Mexican Stock Exchange. The Fund provides a vehicle to investors who wish to invest in Mexican companies through a managed non-diversified portfolio as part of their overall investment program. The Fund's shares are listed and traded on the New York Stock Exchange ("NYSE") under the symbol "MXF."

Managed Distribution Plan ("MDP")

The Board of Directors of the Fund has authorized quarterly distributions under the MDP at an annual rate of 6% of the Fund's net asset value ("NAV") per share recorded on the last business day of the previous calendar year. With each distribution, the Fund will issue a notice to stockholders and an accompanying press release, which will provide detailed information regarding the amount and composition of the distribution and other information required by the Fund's MDP exemptive order. The Fund's Board of Directors may amend or terminate the MDP at any time without prior notice to stockholders; however, at this time, there are no reasonably foreseeable circumstances that might cause the termination of the MDP. You should not draw any conclusions about the Fund's investment performance from the amount of distributions or from the terms of the Fund's MDP.

Highlights

Total Net Assets (million)[1]	$294.41	Daily Average Number of Shares Traded[2]	32,329
NAV per share[1]	$19.52	Outstanding Shares[3]	15,083,856
Closing price[4]	$17.42	Expense Ratio (04/30/2015)	1.60%
Premium (Discount)	(10.76%)	Portfolio Turnover (04/30/2015)	8.94%

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1 Source: Impulsora del Fondo México, S.C. ("Impulsora").
2 Source: NYSE. Figure represents average volume traded on all U.S. consolidated markets during the month.
3 During September 2015, the Fund repurchased 13,400 shares.
4 Source: NYSE.

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The Mexico Fund, Inc. __________________________________________________ Monthly Summary Report | September 30, 2015

Performance[5]	Cumulative			Annualized
	1 Month	YTD	1 Year	3 Years	5 Years	10 Years
Market Price	-2.35%	-11.68%	-28.79%	-4.21%	3.20%	7.53%
NAV per share	-2.30%	-9.33%	-21.63%	-2.84%	3.30%	6.74%
MSCI Mexico Index	-3.35%	-13.05%	-23.76%	-5.81%	1.00%	6.05%
Bolsa IPC Index	-3.18%	-12.63%	-23.46%	-5.90%	0.66%	7.25%
These figures represent past performance. Past performance does not guarantee future results. The Fund's investment return and principal value will fluctuate so that an investor's shares, at the time of sale, may be worth more or less than their original cost. Current performance may be lower or higher than the performance quoted above.

Top Ten Holdings (61.90% of Net Assets)
1 América Móvil	14.78%	6 Alfa	4.20%
2 Fomento Económico Mexicano	9.72%	7 Grupo Televisa	3.90%
3 Wal-Mart de México	8.81%	8 Kimberly-Clark de México	3.84%
4 Grupo Financiero Banorte	5.82%	9 Grupo Aeroportuario del Centro Norte	3.37%
5 Cemex	4.38%	10 Grupo México	3.08%

Holdings are subject to change and are provided for informational purposes only and should not be deemed as a recommendation to buy or sell the securities shown.

Fund Manager´s Comments

During September 2015, global equity markets declined for a second consecutive month. The U.S. Federal Reserve (the "Fed") held its monetary policy meeting during which it decided to keep the overnight interest rate unchanged at the current rate of between 0.00% and 0.25%. The Fed´s next monetary policy meetings will take place at the end of October and in mid-December. The DJIA and the S&P 500 declined 1.5% and 2.6%, respectively, while the dollar appreciated 0.5% (measured by the DXY Index6). The U.S. 10-year Treasury note decreased 18 basis points to 2.04%. The MSCI Mexico Index declined 3.4% during September and the Mexican peso depreciated 1.0% to Ps. $16.92.
In local news, the Ministry of Finance presented the proposed budget for 2016, with public expenditure cuts of Ps. $97 billion for 2016, in addition to the Ps. $124 billion expenditure cuts implemented during 2015, which in combination represent around 1.15% of Mexico´s GDP. The fiscal deficit is expected to decrease to 3.5% in 2016 from 4.1% in 2015. The Foreign Exchange Commission announced that it will maintain the mechanisms enabling it to auction dollars in the market until November 30, 2015. Mexico´s Central Bank ("Banxico") announced that it will maintain its overnight interest rate at the current rate of 3.0%. Finally, the National Hydrocarbons Commission held the second bidding process of Round 1 of its auction of oil and gas blocks to both foreign and domestic companies. Three out of five shallow water blocks auctioned received winning bids, equivalent to around 80% of reserves auctioned. The next auction is expected to take place in mid-December and will consist of 26 conventional onshore fields.

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5 Source: Impulsora. All figures take into account reinvestment of distributions.
6 DXY Index computes the value of the U.S. dollar relative to a basket of foreign currencies.

The information presented in this report has been derived from the sources indicated. Neither The Mexico Fund, Inc. nor its Adviser, Impulsora del Fondo México, S.C., has independently verified or confirmed the information presented herein.

Important Risk Disclosure
All performance shown is historical, assumes reinvestment of distributions and does not guarantee future results. Investment return and principal value fluctuate with changing market conditions so when sold, shares may be worth more or less than that of the original cost. Total return based on market price reflects changes in market value. Total return based on net asset value reflects changes in the Fund's net asset value during each period.

Current performance may be lower or higher than the performance data quoted. This commentary is for informational purposes only, and is not intended as an offer or recommendation with respect to the purchase or sale of any security, option, future or other derivatives in such securities.

Closed-end funds are traded on the secondary market through one of the stock exchanges. The Fund's investment return and principal value will fluctuate so that an investor's shares may be worth more or less than the original cost. Shares of closed-end funds may trade above (premium) or below (discount) the NAV of the fund's portfolio. The NAV is the value of an entity's assets less the value of its liabilities. The Market Price is the current price at which an asset can be bought or sold. There is no assurance that the Fund will achieve its investment objective. Past performance does not guarantee future results.

An investment in the Fund entails special risk considerations, including among others the risks of foreign investments, Mexican investments, market illiquidity and volatility, market corrections, risks associated with the Mexican economy, political factors and security, currency exchange rate fluctuations, NAV discount risk, foreign custody risk, dollar denominated investments risk and risks associated with the concentration of the Mexican equity market. Investors should consider their investment goals, time horizons and risk tolerance before investing in the Fund. An investment in the Fund is not appropriate for all investors, and the Fund is not intended to be a complete investment program. Investors should carefully review and consider the Fund's investment objective, risks, charges and expenses before investing.

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